Exhibit 5.1

October 26, 2022

Aadi Bioscience, Inc.

17383 Sunset Boulevard, Suite A250

Pacific Palisades, California 90272

Re:        Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by Aadi Bioscience, Inc. (the “Company”) with the United States Securities and Exchange Commission (the “Commission”) on the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and resale of an aggregate of 5,800,019 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”). All of the Shares are being registered for resale on behalf of certain stockholders of the Company, including their transferees, pledgees or donees or their respective successors (the “Selling Stockholders”), pursuant to a Registration Rights Agreement, dated September 22, 2022, by and among the Company and the Selling Stockholders (the “Registration Rights Agreement”). The Shares consist of (i) 3,373,526 outstanding shares of Common Stock (the “Outstanding Shares”) that are held by certain of the Selling Stockholders and (ii) 2,426,493 shares of Common Stock issuable upon the exercise of outstanding pre-funded warrants (the “Warrants”) to purchase shares of Common Stock (the “Warrant Shares”) that are held by certain of the Selling Stockholders.

We are acting as counsel for the Company in connection with the registration of the Shares for offer and resale. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering the opinions and statements set forth below. In rendering the opinions and statements expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In addition, we have reviewed originals or copies of such corporate records of the Company, certificates of public officials, a certificate of an officer of the Company as to factual matters and such other documents which we consider necessary or advisable for the purpose of rendering the opinions set forth below. We have not independently established the facts stated therein.

In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents. We have also assumed the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination and the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions. We express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion, that:

1.	The Outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable; and

2.	The Warrant Shares have been duly authorized and, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation